UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 26, 2005

Date of Report (Date of earliest event reported)

U.S.I. Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(Address of principal executive offices)

(914) 749-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2005, U.S.I. Holdings Corporation (the “Company”) entered into an Amendment to Restated and Amended Employment Agreement (the “Amendment”) with its Chairman, Chief Executive Officer and President, David L. Eslick. Pursuant to the terms of the Amendment, the Company and Mr. Eslick mutually agreed to amend the terms of his existing Restated and Amended Employment Agreement in the following respects: (i) the Company and Mr. Eslick mutually agreed to change the governing law provision from the State of California to the State of New York; (ii) Mr. Eslick agreed to delete the provision relating to the relocation of the corporate office from San Francisco as one of the circumstances giving him the ability to terminate the Restated and Amended Employment Agreement with good reason; and (iii) Mr. Eslick is subject to a non-competition obligation to the Company for a period of one year after the effective date on which his employment with the Company terminates. In consideration for the additional obligations under the Amendment, the Company agreed to pay Mr. Eslick $250,000 in cash, less applicable tax withholding, and a number of shares of restricted stock of the Company pursuant to the Company’s 2002 Equity Incentive Plan with a fair market value of $250,000, determined based on the closing price of the Company’s common stock on the date of the Amendment (the “Stock Award”), each within fourteen (14) and ten (10) business days of the date of the Amendment, respectively. One third of the Stock Award vests on the third anniversary of the date of the Amendment, and an additional one third will vest on each of the fourth and fifth anniversaries of the date of the Amendment. The Stock Award will become immediately vested, however, if Mr. Eslick’s existing Restated and Amended Employment Agreement is terminated for any reason other than a voluntary termination of employment by Mr. Eslick without good reason.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Amendment to Restated and Amended Employment Agreement dated April 26, 2005, by and between USI Services Corp. and David L. Eslick

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2005

U.S.I. HOLDINGS CORPORATION

By:	/s/ ERNEST J. NEWBORN, II
Name:	Ernest J. Newborn, II
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT NUMBER
10.1	Amendment to Restated and Amended Employment Agreement dated April 26, 2005, by and between USI Services Corp. and David L. Eslick